Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OTONOMY, INC.

David A. Weber hereby certifies that:

ONE: The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on May 6, 2008.

TWO: He is the duly elected and acting President and Chief Executive Officer of this corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of the corporation is Otonomy, Inc. (the “Company”).

II.

The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of New Castle. The name of the Company’s registered agent at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. Upon the filing of this Fifth Amended and Restated Certificate of Incorporation (the “Fifth Restated Certificate”) with the Secretary of State of the State of Delaware, the total number of shares which the Company is authorized to issue is 1,067,196,872 shares, 587,406,000 shares of which shall be Common Stock, each having a par value of $0.001 per share, and 479,790,872 shares of which shall be Preferred Stock, each having a par value of $0.001 per share.

B. Subject to the rights of the holders of the Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company (voting together on an as-if-converted to Common Stock basis), and without a separate class vote by holders of the Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL. Each holder of shares of Common Stock shall be entitled to one vote for each share held.

C. The Preferred Stock may be issued from time to time in one or more series.

D. Of the presently authorized shares of Preferred Stock: (i) 14,228,254 shares are hereby designated as “Series A Preferred Stock”; (ii) 60,056,304 shares are hereby designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”); 260,432,314 shares are hereby designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”); and 145,074,000 shares are hereby designated as Series D Convertible Preferred Stock (the “Series D Preferred Stock”). The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (together, the “Series Preferred Stock”) are as follows:

1. DIVIDEND RIGHTS.

(a) Series D Preferred Stock and Series C Preferred Stock Dividends. Holders of Series D Preferred Stock and Series C Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to the holders of Series B Preferred Stock, Series A Preferred Stock and Common Stock, noncumulative cash dividends, when, as and if declared by the Board of Directors, out of any funds that are legally available therefor, at the rate of (i) with respect to the Series D Preferred Stock, eight percent (8%) of the Series D Original Purchase Price (as defined below) per annum on each outstanding share of Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) and (ii) with respect to the Series C Preferred Stock, eight percent (8%) of the Series C Original Purchase Price (as defined below) per annum on each outstanding share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). As used herein, the “Series D Original Purchase Price” shall be $0.34 per share of Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) and “Series C Original Purchase Price” shall be $0.25 per share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like).

(b) Series B Preferred Stock Dividends. Subject to the rights of the holders of Series D Preferred Stock and Series C Preferred Stock set forth in Section 1(a), holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to the holders of Series A Preferred Stock and Common Stock, noncumulative cash dividends, when, as and if declared by the Board of Directors, out of any funds that are legally available therefor, at the rate of eight percent (8%) of the Series B Original Purchase Price (as defined below), as applicable, per annum on each outstanding share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). As used herein, the “Series B Original Purchase Price” shall be $0.4032 per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like).

(c) Series A Preferred Stock Dividends. Subject to the rights of the holders of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock set forth in Sections 1(a) and 1(b), holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to the holders of Common Stock, noncumulative cash dividends, when, as and if declared by the Board of Directors, out of any funds that are legally available therefor, at the rate of eight percent (8%) of the Series A Original Purchase Price (as defined below), as applicable, per annum on each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). As used herein, the “Series A Original Purchase Price” shall be $0.8843 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like). The “Original Purchase Price” shall mean, as applicable, the Series D Original Purchase Price, Series C Original Purchase Price, the Series B Original Purchase Price or the Series A Original Purchase Price.

(d) Priority of Series Preferred Stock Dividends. So long as any shares of Series Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared or set apart, nor shall any other distribution be made, on any shares of Common Stock or any other class or series of capital stock of the Company, nor shall any shares of any Common Stock or on any other class or series of capital stock of the Company, be purchased, redeemed, or otherwise acquired for value by the Company (except for repurchases of shares of Common Stock or other stock issued to or held by employees, consultants, officers and directors of the Company at a price not greater than the amount paid by such persons for such shares upon the termination of their employment or services pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors) until the dividends on the Series Preferred Stock provided for in Sections 1(a), 1(b) and 1(c) from the date of issuance of such shares shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock or on any other class or series of capital stock of the Company, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred Stock at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock (other than the Series Preferred Stock), that dividend per share of Series Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Original Issue Price of the series of Series Preferred Stock); provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of Series Preferred Stock pursuant to this Section 1(d) shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend to the Series Preferred Stock.

2. VOTING RIGHTS.

(a) General Rights. Except as otherwise provided herein or as required by law, shares of Series Preferred Stock shall be voted together with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock. In the event of any such vote or action by written consent, each holder of shares of Series Preferred Stock shall be entitled to that number of votes equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series Preferred Stock are convertible (pursuant to Section 4 hereof) as of the close of business on the record date fixed for such vote or the effective date of such written consent. Any fractional shares shall be disregarded for purposes of such voting rights.

(b) Separate Vote of Requisite Holders. So long as any shares of Series D Preferred Stock or Series C Preferred Stock are outstanding, in addition to any other vote or consent required herein or by law, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do, obligate itself to do or consent to do any of the following without the vote or written consent of the Requisite Holders (as defined in the Third Amended and Restated Stockholders’ Agreement, dated on or about the date hereof, by and among the Company and the stockholders named therein, as amended from time to time (the “Stockholders’ Agreement”)) and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect:

(i) Any dissolution, liquidation or winding up of the business and affairs of the Company;

(ii) Any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization (an “Acquisition”);

(iii) Any sale, lease, license, transfer or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets, technology or intellectual property of the Company, other than non-exclusive licenses granted in the ordinary course of the Company’s business, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company (an “Asset Transfer”);

(iv) Any amendment, alteration, repeal or waiver of any provision of the Certificate of Incorporation or the bylaws of the Company;

(v) Any creation or authorization of any new class or series of stock or any other securities convertible into equity securities of the Company, or any increase to the authorized number of shares of any class or series of capital stock, in each case having rights, preferences or privileges senior to or on a parity with any series of the Series Preferred Stock in any respect, including with respect to the distribution of assets on liquidation, dissolution or winding up of the Company, an Acquisition or Asset Transfer, or with respect to the payment of dividends or proceeds upon redemption;

(vi) Any reclassification, alteration or amendment of the rights, preferences or privileges of any existing class or series of stock or any other securities convertible into equity securities of the Company, in each case that would make the rights, preferences or privileges of such existing class or series of stock or other securities senior to or on a parity with the Series Preferred Stock in any respect, including with respect to the distribution of assets on liquidation, dissolution or winding up of the Company, an Acquisition or Asset Transfer, or with respect to the payment of dividends or proceeds upon redemption;

(vii) Any redemption, repurchase or other acquisition, or payment of dividends or other distributions, by the Company with respect to any securities of the Company, other than: (x) repurchases of shares of Common Stock issued to or held by employees, consultants, officers and directors of the Company at a price (to the extent permitted by the underlying agreement) equal to the lower of the amount paid by such persons for such shares or the fair market value upon the termination of their employment or services pursuant to agreements approved by the Board of Directors; (y) redemptions of shares of Series Preferred Stock pursuant to Section 5 hereof; or (z) repurchases of shares of Common Stock by the Company pursuant to the Company’s right of first refusal set forth in Section 3.2 of the Stockholders’ Agreement;

(viii) Any creation, authorization or issuance of any debt security of the Company other than in connection with equipment leases or bank working capital lines of credit of less than $1,000,000 in the aggregate;

(ix) Any creation of, or ownership of any capital stock of, any non-wholly owned direct or indirect subsidiary of the Company or any sale, license, transfer or disposition, in a single transaction or a series of related transactions, of any stock of any subsidiary or all or substantially all of the assets of any subsidiary;

(x) Any increase or decrease in the size of the Board of Directors;

(xi) Any action by any direct or indirect subsidiary of the Company that is substantially similar to any of the foregoing actions; or

(xii) Any making of any binding agreement, arrangement or understanding with any other party regarding any of the foregoing actions.

(c) Separate Vote of Series D Preferred Stock. So long as any shares of Series D Preferred Stock are outstanding, in addition to any other vote or consent required herein or by law, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the vote or written consent of the holders of a majority of the outstanding shares of Series D Preferred Stock, voting as a separate class, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect:

(i) Any amendment, alteration, repeal or waiver of any provision of the Certificate of Incorporation or the bylaws of the Company if such action would adversely affect the rights, preferences or privileges of the Series D Preferred Stock in a manner not so affecting all other holders of Series Preferred Stock; or

(ii) Any increase or decrease in the authorized number of shares of Series D Preferred Stock.

(d) Separate Vote of Series C Preferred Stock. So long as any shares of Series C Preferred Stock are outstanding, in addition to any other vote or consent required herein or by law, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the vote or written consent of the holders of at least 76% of the outstanding shares of Series C Preferred Stock, voting as a separate class, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect:

(i) Any amendment, alteration, repeal or waiver of any provision of the Certificate of Incorporation or the bylaws of the Company if such action would adversely affect the rights, preferences or privileges of the Series C Preferred Stock in a manner not so affecting all other holders of Series Preferred Stock; or

(ii) Any increase or decrease in the authorized number of shares of Series C Preferred Stock.

(e) Separate Vote of Series B Preferred Stock. So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent required herein or by law, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the vote or written consent of the holders of at least 70% of the outstanding shares of Series B Preferred Stock, voting as a separate class, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect:

(i) Any amendment, alteration, repeal or waiver of any provision of the Certificate of Incorporation or the bylaws of the Company if such action would adversely affect the rights, preferences or privileges of the Series B Preferred Stock in a manner not so affecting all other holders of Series Preferred Stock; or

(ii) Any increase or decrease in the authorized number of shares of Series B Preferred Stock.

(f) Separate Vote of Series A Preferred Stock. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent required herein or by law, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect:

(i) Any amendment, alteration, repeal or waiver of any provision of the Certificate of Incorporation or the bylaws of the Company if such action would adversely affect the rights, preferences or privileges of the Series A Preferred Stock in a manner not so affecting all other holders of Series Preferred Stock;

(ii) Any increase or decrease in the authorized number of shares of Series A Preferred Stock; or

(iii) Any implementation of any “pay-to-play” or similar provision (whether effected via an amendment to this Fifth Restated Certificate or otherwise) that would require any holder of Series Preferred Stock to purchase additional capital stock or other securities of the Company based on such holder’s pro rata ownership of Series Preferred Stock as opposed to such holder’s pro rata ownership of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

(g) Election of Board of Directors. The holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors. The holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect four (4) members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors. The holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors. The Requisite Holders shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors. Any directors elected as provided in this Section 2(g) may be removed, and any vacancy or vacancies caused by the resignation, death or removal of such directors may be filled, by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors hereunder.

3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of

Series B Preferred Stock, Series A Preferred Stock or Common Stock, the holders of Series D Preferred Stock and Series C Preferred Stock shall be entitled to be paid out of the assets of the Company, on a pari passu basis (i) with respect to the Series D Preferred Stock, an amount per share of Series D Preferred Stock equal to the Series D Original Purchase Price, plus all declared but unpaid dividends on the Series D Preferred Stock, for each share of Series D Preferred Stock then held by them (the “Series D Preference”) and (ii) with respect to the Series C Preferred Stock, an amount per share of Series C Preferred Stock equal to the Series C Original Purchase Price, plus all declared but unpaid dividends on the Series C Preferred Stock, for each share of Series C Preferred Stock then held by them (the “Series C Preference”). If, upon any such liquidation, dissolution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series D Preferred Stock and Series C Preferred Stock of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed to the holders of Series D Preferred Stock and Series C Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(a).

(b) After the payment of the full liquidation preferences of the Series D Preferred Stock and Series C Preferred Stock as set forth in Section 3(a), but before any distribution or payment shall be made to the holders of Series A Preferred Stock or Common Stock, upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series B Preferred Stock equal to the Series C Original Purchase Price, plus all declared but unpaid dividends on the Series B Preferred Stock, for each share of Series B Preferred Stock then held by them (the “Series B Preference”). If, upon any such liquidation, dissolution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series B Preferred Stock of the liquidation preference set forth in this Section 3(b), then such assets shall be distributed to the holders of Series B Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(b).

(c) After the payment of the full liquidation preferences of the Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock as set forth in Sections 3(a) and 3(b), but before any distribution or payment shall be made to the holders of Common Stock, upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series A Preferred Stock equal to the Series A Original Purchase Price, plus all declared but unpaid dividends on the Series A Preferred Stock, for each share of Series A Preferred Stock then held by them (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Preference,” and, together with the Series B Preference, Series C Preference and Series D Preference, the “Liquidation Preferences”). If, upon any such liquidation, dissolution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred Stock of the liquidation preference set forth in this Section 3(c), then such assets shall be distributed to the holders of Series A Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(c).

(d) After the payment of the full Liquidation Preferences as set forth in Sections 3(a), 3(b) and 3(c), respectively, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (on an as-if-converted to Common Stock basis); provided, however, that if the aggregate amount which a holder of a share of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock is entitled to receive under Section 3(a) or 3(b), as applicable, and this Section 3(d) shall exceed the sum of (i) three (3) times the Original Purchase Price for such series of Preferred Stock plus (ii) declared but unpaid dividends thereon (the

“Maximum Participation Amount”), such holder shall cease participating in such distribution as to such series of Preferred Stock and, once all series of Preferred Stock have ceased participating in such distribution as a result of having received on a per share basis for such series the Maximum Participation Amount, the balance shall be distributed ratably to the holders of Common Stock. The aggregate amount that a holder of a share of Series Preferred Stock is entitled to receive under Sections 3(a), 3(b) or 3(c), as applicable, and this Section 3(d) is hereinafter referred to as the “Liquidation Amount.”

(e) Unless otherwise determined by the Requisite Holders, any Acquisition or Asset Transfer shall be deemed a liquidation under this Section 3; provided, however, that:

(i) The Company shall not have the power to effect such an Acquisition unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a), 3(b), 3(c) and 3(d).

(ii) In the event of an Asset Transfer, if the Company does not effect a dissolution of the Company within 90 days after such Asset Transfer, then (A) the Company shall send a written notice to each holder of Series Preferred Stock no later than the 90th day after such Asset Transfer advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series Preferred Stock, and (B) if the Requisite Holders so request in a written instrument delivered to the Company not later than 120 days after such Asset Transfer, the Company shall use the consideration received by the Company for such Asset Transfer (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Company), together with any other assets of the Company available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the 150th day after such Asset Transfer, to redeem all outstanding shares of Series Preferred Stock at a price per share equal to the applicable Liquidation Amounts. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series Preferred Stock in accordance with the Liquidation Preferences and priorities of payment set forth in Sections 3(a), 3(b) and 3(c), the Company shall ratably redeem each holder’s shares of Series Preferred Stock in accordance with such Liquidation Preferences and priorities of payment to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of Section 5 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Section 3(e). Prior to the distribution or redemption provided for in this Section 3(e), the Company shall not expend or dissipate the consideration received for such Asset Transfer, except to discharge expenses incurred in connection with such Asset Transfer.

(f) If the consideration received by the Company or the stockholders, as the case may be, in connection with an Acquisition or Asset Transfer is other than cash, its value will be determined by reference to its fair market value, as determined in good faith by the Board of Directors of the Company. Any securities received as consideration in connection with such Acquisition or Asset Transfer shall be valued as follows:

(i) With respect to securities not subject to investment letter or other similar restrictions on free marketability covered by subsection (ii) below:

(A) If traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii) In the event of a liquidation in connection with an Acquisition under Section 3(e), then the “assets of the Company” available for distribution shall be deemed to be the aggregate consideration to be paid to all stockholders participating in such Acquisition.

(g) In the event of an Acquisition or Asset Transfer that is deemed a liquidation in accordance with Section 3(e), if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, the definitive agreement(s) relating to such Acquisition or Asset Transfer shall provide that: (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a), 3(b), 3(c) and 3(d) as if the Initial Consideration were the only consideration payable in connection with such Acquisition or Asset Transfer; and (ii) any additional consideration which becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a), 3(b), 3(c) and 3(d) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(h) Notwithstanding the foregoing provisions of this Section 3, upon any liquidation, dissolution or winding up (including an Acquisition or Asset Transfer) (each, a “Liquidation Event”), then each holder of Preferred Stock shall be entitled to receive, for each share of each series of Preferred Stock then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to Section 3(a), Section 3(b), Section 3(c), Section 3(d), and Section 3(e) (without giving effect to this Section 3(i)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation Event, giving effect to this Section 3(i) with respect to all series of Preferred Stock simultaneously.

4. CONVERSION RIGHTS. The holders of the Series Preferred Stock shall have the following rights with respect to the conversion of such shares of Series Preferred Stock into shares of Common Stock:

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series D Conversion Rate, Series C Conversion Rate, Series B Conversion Rate or Series A Conversion Rate (each as defined in and determined as provided in Section 4(d)), as applicable, then in effect, by the number of shares of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock being converted. Each holder of Series Preferred Stock who desires to convert such shares into shares of Common Stock pursuant to this Section 4(a) shall surrender the certificate or certificates representing the shares being converted (or, if such holder alleges that such certificate or certificates have been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), duly endorsed, at the office of the Company or any transfer agent for such shares and shall give written notice to the Company at such office that such holder elects to convert such shares. Such notice shall state the number of shares of Series Preferred Stock being converted and, optionally, the preferred form of payment of declared and unpaid dividends. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash, or, at the Company’s option (unless otherwise indicated prior to conversion by the notice of conversion provided by such holder), in shares of Common Stock (at the Common Stock’s fair market value determined in good faith by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(b) Automatic Conversion.

(i) Each share of Series Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Rate for each such series: (x) immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (1) the per share price is at least three (3) times the Series D Original Purchase Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) and (2) the aggregate proceeds to the Company from the offering (after deducting any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such offering and any expenses payable by the Company in connection with such offering) is at least $70,000,000 (a “Qualifying IPO”); or (y) upon the written consent of the Requisite Holders.

(ii) Upon the occurrence of an event giving rise to the conversion specified by Section 4(b)(i), the outstanding shares of Series Preferred Stock shall be converted automatically into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of any Series Preferred Stock, the Company shall provide a notice of the automatic conversion to the holders of Series Preferred Stock, and the holders of such shares shall surrender the certificates representing such shares at the office of the Company or any transfer agent for such shares. Thereupon, there shall be issued and delivered to such holders promptly at such office and in the holders’ names as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred Stock were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(a).

(c) [Intentionally Omitted.]

(d) Conversion Rate. The conversion rate in effect at any time for conversion of each share of Series A Preferred Stock (the “Series A Conversion Rate”) shall be the quotient obtained by dividing the Series A Original Purchase Price by the Series A Conversion Price (as defined in and calculated as provided in Section 4(e)). The conversion rate in effect at any time for conversion of each share of Series B Preferred Stock (the “Series B Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Purchase Price by the Series B Conversion Price (as defined in and calculated as provided in Section 4(e)). The conversion rate in effect at any time for conversion of each share of Series C Preferred Stock (the “Series C Conversion Rate”) shall be the quotient obtained by dividing the Series C Original Purchase Price by the Series C Conversion Price (as defined in and calculated as provided in Section 4(e)). The conversion rate in effect at any time for conversion of each share of Series D Preferred Stock (the “Series D Conversion Rate”) shall be the quotient obtained by dividing the Series D Original Purchase Price by the Series D Conversion Price (as defined in and calculated as provided in Section 4(e)).

(e) Conversion Price. The conversion price for the Series A Preferred Stock on the date hereof shall be $0.4032 (the “Series A Conversion Price”), the conversion price for the Series B Preferred Stock on the date hereof shall be $0.4032 (the “Series B Conversion Price”), the conversion price for the Series C Preferred Stock shall initially be $0.25 (the “Series C Conversion Price”) and the conversion price for the Series D Preferred Stock shall initially be $0.34 (the “Series D Conversion Price” and collectively, as applicable, the “Conversion Price”). Such initial Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price herein shall mean the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price as so adjusted.

(f) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date that the first share of Series D Preferred Stock is issued (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock without a corresponding subdivision of each series of Series Preferred Stock, then the applicable Conversion Price in effect for such series of Series Preferred Stock immediately before such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of each series of Series Preferred Stock, then the applicable Conversion Price in effect for each series of Series Preferred Stock immediately before such combination shall be proportionately increased. Any adjustment under this Section 4(f) shall become effective at the close of business on the date such subdivision or combination becomes effective.

(g) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, in each such event the applicable Conversion Price then in effect for such series of Series Preferred Stock shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price for such series of Series Preferred Stock then in effect by a fraction: (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and (ii) the denominator of which is the sum of the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such conversion price shall be adjusted pursuant to this Section 4(g) to reflect the actual payment of such dividend or distribution; and provided further that no such adjustment shall be made if the holders of Series Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Series Preferred Stock had been converted into Common Stock on the date of such event.

(h) Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of such Series Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series Preferred Stock had been converted into Common Stock on the date of such event.

(i) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of any series of Series Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer, or a subdivision or combination of shares, stock dividend or reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), then in each such event, provision shall be made so that the holders of each series of Series Preferred Stock shall thereafter be entitled to receive, upon the conversion of such series of Series Preferred Stock, that number of shares of stock or other securities or property of the Company upon such recapitalization, reclassification or other change to which a holder of that number of shares of Common Stock deliverable upon conversion of such series of Series Preferred Stock would have been entitled as a result of such recapitalization, reclassification or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(j) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or a merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer that is deemed a liquidation, or a subdivision or combination of shares, stock dividend or reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), then as a part of such capital reorganization, provision shall be made so that the holders of each series of Series Preferred Stock shall thereafter be entitled to receive, upon the conversion of such series of Series Preferred Stock, that number of shares of stock or other securities or property of the Company to which a holder of that number of shares of Common Stock deliverable upon conversion of such series of Series Preferred Stock would have been entitled as a result of such capital reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred Stock after the capital reorganization such that the provisions of this Section 4 (including adjustment of the applicable Conversion Price for such series of Series Preferred Stock then in effect and the number of shares issuable upon conversion of such series of Series Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(k) Sale of Shares Below Conversion Price.

(A) If at any time or from time to time after the Original Issue Date:

(1) the Company issues or sells, or is deemed by the express provisions of this Section 4(k) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as a dividend or other distribution on any class of stock as provided in Section 4(g) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(f) above, for an Effective Price (as defined below) less than the then-effective Series C Conversion Price or at no Effective Price, then and in each such case, such then-existing Conversion Price for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price for such series of Preferred Stock by a fraction: (i) the numerator of which shall be the sum of the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus the number of shares of Common Stock which the aggregate consideration received (as determined in accordance with Section 4(k)(B) below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Series C Conversion Price; and (ii) the denominator of which shall be the sum of the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the “number of shares of Common Stock deemed outstanding” as of a given date shall be the sum of the number of shares of Common Stock actually outstanding, plus the number of shares of Common Stock into which the then-outstanding shares of Series Preferred Stock could be converted if fully converted on the day immediately preceding the given date, or

(2) the Company issues or sells, or is deemed by the express provisions of this Section 4(k) to have issued or sold, Additional Shares of Common Stock, other than as a dividend or other distribution on any class of stock as provided in Section 4(g) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(f) above, for an Effective Price (as defined below) less than the then-effective Series D Conversion Price or at no Effective Price, then and in each such case, such then-existing Series D Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series D Conversion Price by a fraction: (i) the numerator of which shall be the sum of the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus the number of shares of Common Stock which the aggregate consideration received (as determined in accordance with Section 4(k)(B) below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Series D Conversion Price; and (ii) the denominator of which shall be the sum of the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the “number of shares of Common Stock deemed outstanding” as of a given date shall be the sum of the number of shares of Common Stock actually outstanding, plus the number of shares of Common Stock into which the then-outstanding shares of Series Preferred Stock could be converted if fully converted on the day immediately preceding the given date.

(B) For the purpose of making any adjustment required under this Section 4(k), the consideration received by the Company for any issue or sale of Additional Shares of Common Stock shall: (i) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company; and (ii) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors. In the event that Additional Shares of Common Stock are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, the consideration received by the Company for any issue or sale of securities shall be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock.

(C) For the purpose of the adjustment required under this Section 4(k), if the Company issues or sells: (i) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”); or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided, however, that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; and provided further that: (i) if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or based on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and (ii) if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of such Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Conversion Price for each series of Series Preferred Stock, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; provided, however, that such readjustment shall not apply to prior conversions of Series Preferred Stock. Notwithstanding the foregoing, no readjustment pursuant to this clause (C) shall have the effect of increasing the Conversion Price for a series of Series Preferred Stock to an amount that exceeds the lower of (i) the applicable Conversion Price for such series in effect immediately prior to the original adjustment made as a result of the issuance of such Convertible Securities or options or rights, or (ii) the Conversion Price for such series that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Convertible Securities) between the original adjustment date and such readjustment date.

(D) As used herein, “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(k), other than: (i) any shares of Common Stock issued upon any conversion of shares of Series Preferred Stock; (ii) any shares of Common Stock issued as a dividend or distribution on shares of Series Preferred Stock or upon a stock split, stock dividend or any other subdivision of the number of shares of Common Stock; (iii) any shares of Common Stock (or options or rights to purchase shares of Common Stock) issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to, the Company pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, in each case up to a maximum of 88,083,000 shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) of Common Stock (or options or rights to purchase shares of such Common Stock); (iv) any shares of Common Stock issued pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the Original Issue Date; or (v) any shares of Common Stock (or options or rights to purchase shares of Common Stock) issued after the Original Issue Date to banks, equipment lessors or other financial institutions in connection with any debt financing, equipment leasing or real property leasing arrangements that are approved by the Board of Directors, up to a maximum, in the aggregate, of 100,000 shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) of Common Stock (or options or rights to purchase shares of Common Stock). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(k), for such Additional Shares of Common Stock by the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(k).

(l) No Adjustment of Conversion Price. No adjustment in the Conversion Price for a series of Series Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the Requisite Holders that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(m) Certificate of Adjustment. Upon the request of any holder of Series Preferred Stock, and in each case of an adjustment or readjustment of the Conversion Price for any series of Series Preferred Stock pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of such series of Series Preferred Stock at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(n) Notices of Record Date. Upon: (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution; or (ii) any Acquisition or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail a notice to each holder of Series Preferred Stock at least fifteen (15) business days prior to, and specifying, the earliest of: (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution; (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective; and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(o) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of any shares of Series Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash in an amount equal to the product of such fraction multiplied by the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors, on the date of conversion.

(p) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Series Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Series Preferred Stock, the Company will take such corporate action as is, in the opinion of its counsel, necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(q) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by electronic mail or confirmed facsimile, if sent during normal business hours of the recipient or, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(r) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred Stock so converted were registered.

(s) Status of Converted Shares. No shares of Series Preferred Stock that have been converted into Common Stock after the original issuance thereof in accordance with this Section 4 shall ever be reissued, and all such shares so converted shall upon such conversion be appropriately canceled on the books of the Company and shall be restored to the status of authorized but unissued Preferred Stock of the Company, undesignated as to series.

5. REDEMPTION.

(a) At any time following the sixth anniversary date of the Original Issue Date, if requested in writing by the Requisite Holders, the Company shall, to the extent it may lawfully do so, redeem all of the outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock in two (2) equal annual installments to be made on each of the date that is sixty (60) days following the date of the Requisite Holders’ written request (the “First Redemption Date”) and on the first anniversary of the First Redemption Date (the “Second Redemption Date”, with each of the First Redemption Date or the Second Redemption Date being generically referred to herein as a “Redemption Date”). The Company shall effect such redemptions on the applicable Redemption Date by paying in cash in exchange for the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock to be redeemed an amount equal to: (i) the Series A Original Purchase Price per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus any and all declared but unpaid dividends with respect to such shares of Series A Preferred Stock (collectively, the “Series A Redemption Price”); (ii) the Series C Original Purchase Price per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus any and all declared but unpaid dividends with respect to such shares of Series B Preferred Stock (collectively, the “Series B Redemption Price”); (iii) the Series C Original Purchase Price per share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus any and all declared but unpaid dividends with respect to such shares of Series C Preferred Stock (collectively, the “Series C Redemption Price”); and (iv) the Series D Original Purchase Price per share of Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus any and all declared but unpaid dividends with respect to such shares of Series D Preferred Stock (collectively, the “Series D Redemption Price” and, together with the Series A Redemption Price, Series B Redemption Price and Series C Redemption Price, the “Redemption Price”); provided, however, that rights of the holders of Series D Preferred Stock and Series C Preferred Stock to receive the Series D Redemption Price and Series C Redemption Price, respectively, shall be senior in all respects to the rights of the holders of Series B Preferred Stock to receive the Series B Redemption Price and the rights of the holders of Series A Preferred Stock to receive the Series A Redemption Price, and no portion of the Series B Redemption Price or Series A Redemption Price shall be paid to the holders of Series B Preferred Stock or Series A Preferred Stock, respectively, until such time as the full Series D Redemption Price and Series C Redemption Price has been paid with respect to all shares of Series D Preferred Stock Series C

Preferred Stock being redeemed, respectively, and the rights of the holders of Series B Preferred Stock to receive the Series B Redemption Price shall be senior in all respects to the rights of the holders of Series A Preferred Stock to receive the Series A Redemption Price, and no portion of the Series A Redemption Price shall be paid to the holders of Series A Preferred Stock until such time as the full Series B Redemption Price has been paid with respect to all shares of Series B Preferred Stock being redeemed. Subject to the priority of the rights of the holders of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock set forth in the previous sentence, shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock subject to redemption pursuant to this Section 5(a) shall be redeemed from each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively, on a pro rata basis.

(b) Within ten (10) days of receiving the redemption request contemplated by Section 5(a), the Company shall send a notice (the “Redemption Notice”) to all holders of Series Preferred Stock to be redeemed setting forth: (i) the Redemption Price for the shares of Series Preferred Stock to be redeemed; and (ii) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates.

(c) On or prior to each Redemption Date, the Company shall deposit the Redemption Price of all shares of Series Preferred Stock to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates (or, if such holder alleges that such certificate or certificates have been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate). Any funds deposited by the Company pursuant to this Section 5(c) for the redemption of shares of Series Preferred Stock thereafter converted into shares of Common Stock pursuant to Section 4 hereof shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 5(c) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

(d) On or after such Redemption Date, each holder of shares of Series Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares of Series Preferred Stock represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares of Series Preferred Stock. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided, however, that in the event that shares of Series Preferred Stock are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

(e) In the event of the consummation of any Acquisition or Asset Transfer occurring following the delivery by the Requisite Holders of the written request contemplated by Section 5(a)

but prior to the applicable Redemption Date, the holders of Series Preferred Stock shall, unless the Requisite Holders elect not to treat such Acquisition or Asset Transfer as a liquidation pursuant to Section 3(e) above, be entitled to receive, in lieu of any amounts that would otherwise be payable to such holders of Series Preferred Stock pursuant to this Section 5, such amounts as are payable to such holders of Series Preferred Stock in respect of such Acquisition or Asset Transfer in accordance with the provisions of Section 3 above.

V.

A. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. The Company shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Company shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Company after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

C. Neither any amendment nor repeal of this Article V, nor the adoption of any provision of this Company’s Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws, subject to any restrictions which may be set forth in this Fifth Restated Certificate.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the bylaws of the Company. The stockholders shall also have power to adopt, amend or repeal the bylaws of the

Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Fifth Restated Certificate, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the bylaws so provide.

VII.

The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Series Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

* * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL by the Board of Directors and the stockholders of the corporation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer as of April 23, 2014.

By:	/s/ David A. Weber
David A. Weber
President and Chief Executive Officer

[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]

CERTIFICATE OF AMENDMENT OF THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OTONOMY, INC.

Otonomy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is Otonomy, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 6, 2008.

2. This Certificate of Amendment of the Corporation’s Fifth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Corporation’s Fifth Amended and Restated Certificate of Incorporation.

3. The terms and provisions of this Certificate of Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the General Corporation Law of the State of Delaware and written notice pursuant to Subsection 228(e) of the General Corporation Law of the State of Delaware has been or will be given to those stockholders whose written consent has not been obtained.

4. Section A. of Article IV of the Fifth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read in its entirety as follows:

“A. Immediately upon the filing of this Certificate of Amendment, (i) each thirty-five and sixteen one-hundredths (35.16) outstanding shares of Common Stock will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock; (ii) each thirty-five and sixteen one-hundredths (35.16) outstanding shares of Series A Preferred Stock will be exchanged and combined, automatically and without further action, into one (1) share of Series A Preferred Stock; (iii) each thirty-five and sixteen one-hundredths (35.16) outstanding shares of Series B Preferred Stock will be exchanged and combined, automatically and without further action, into one (1) share of Series B Preferred Stock; (iv) each thirty-five and sixteen one-hundredths (35.16) outstanding shares of Series C Preferred Stock will be exchanged and combined, automatically and without further action, into one (1) share of Series C Preferred Stock; and (v) each thirty-five and sixteen one-hundredths (35.16) outstanding shares of Series D Preferred Stock will be exchanged and combined, automatically and without further action, into one (1) share of Series D Preferred Stock (the “Reverse Split”). The Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock or Preferred Stock of the Corporation. The Reverse Split shall be effected on a certificate-by-certificate basis and no fractional shares shall be issued upon the exchange and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of a share as determined in good faith by the Board of Directors of the Corporation.

The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. Upon the filing of this Fifth Amended and Restated Certificate of Incorporation (the “Fifth Restated Certificate”) with the Secretary of State of the State of Delaware, the total number of shares which the Company is authorized to issue is 37,645,932 shares, 24,000,000 shares of which shall be Common Stock, each having a par value of $0.001 per share, and 13,645,932 shares of which shall be Preferred Stock, each having a par value of $0.001 per share”

5. Section D. of Article IV of the Fifth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read in its entirety as follows:

“D. Of the presently authorized shares of Preferred Stock: (i) 404,672 shares are hereby designated as “Series A Preferred Stock”; (ii) 1,708,087 shares are hereby designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”); 7,407,063 shares are hereby designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”); and 4,126,110 shares are hereby designated as Series D Convertible Preferred Stock (the “Series D Preferred Stock”). The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (together, the “Series Preferred Stock”) are as follows:”

IN WITNESS WHEREOF, this Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation has been duly executed by an authorized officer of the Corporation’s on July 31, 2014.

/s/ David A. Weber
David A. Weber President and Chief Executive Officer